EXHIBIT 99.1
For Immediate Release:

CONTACT:                  Alsius Corporation
                                       Brett L. Scott, 949-453-0150
                                       Chief Financial Officer
                                       bscott@alsius.com

Alsius Corporation Announces Program for Early Exercise of Warrants

IRVINE, Calif., Dec. 18-- Alsius Corporation (Nasdaq: ALUS), which designs, manufactures and sells advanced patient temperature management therapies, announced today that the company has launched offers to holders of all 16,541,000 outstanding, publicly traded warrants, the opportunity, for a limited time, to exercise the warrants on amended terms.

Alsius is modifying the terms of the warrants to allow holders to receive one share of common stock for every 5.5 warrants surrendered, without paying a cash exercise price.  In addition, for each 5.5 warrants a holder tenders in the cashless exercise, the holder can exercise one additional warrant by paying a reduced cash exercise price of $3.25 for one share of common stock.  Exercising warrants at the reduced cash price is not a requirement to participating in the cashless exercise.

The offer will commence on December 19, 2007, and continue for a period of 20 business days, expiring on January 18, 2008 at 5 p.m., Eastern Standard Time (the "Offer Period") unless extended, terminated or withdrawn. Existing warrants must be tendered prior to the expiration of the offer, and tenders of existing warrant may be withdrawn at anytime on or prior to the expiration of the offer. Withdrawn warrants will be returned to the holder in accordance with the terms of the offer. Upon termination of the offer, the original terms of the warrants will be reinstituted and the warrants will expire on August 16, 2009, unless earlier redeemed according to their original terms.

"The purpose of the offer is primarily to reduce the number of warrants outstanding.  The offer will also raise additional capital if holders take advantage of the reduced cash exercise price," said Bill Worthen, President and Chief Executive Officer of Alsius.  "We believe that we have created a program that is attractive to our warrant holders and hope that the program results in a substantial number of warrants being exercised."

The terms and conditions of the offer are as set forth in the Offer Letter and related documentation and will be distributed to holders of Alsius warrants on December 19, 2007.

Deutsche Bank Securities Inc. is acting as dealer manager in connection with the warrant offer.

A copy of the offering documents may be obtained from Morrow & Company, LLC, the information agent for the offering.  Morrow & Company’s telephone number for bankers and brokers is (800) 662-5200 and for all other security holders is (800) 607-0088.  Please contact the information agent with any questions regarding the offering.

Investors are urged to read the following documents to be filed with the Securities Exchange Commission (SEC), as amended from time to time, relating to the offer as they contain important information: (1) the Schedule TO and related Offer Letter; (2) the post-effective amendment to the registration statement on Form S-3 related to the offer; and (3) Alsius' other reports filed with the SEC for information about Alsius generally.  These and any other documents relating to the offer, when they are filed with the SEC, may be obtained at the SEC's website at www.sec.gov, or from the information agent as noted above.  This press release itself is not intended to constitute an offer or solicitation to buy or exchange securities in Alsius, nor shall there be any sale or purchase of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

An amended registration statement related to the shares of common stock, that may be issued in the warrant offer program, will be filed with the SEC and has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time that the amendment becomes effective.

About Alsius

Alsius, headquartered in Irvine, CA, is a commercial-stage medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients.

Alsius' products consist of the CoolGard and Thermogard systems and three families of single-use catheters. The systems are computer-controlled temperature regulation units that circulate cool or warm saline in a closed-loop through balloons that surround the catheters. Alsius' catheters are inserted into a major vein through a patient's neck or groin and achieve rapid and precise temperature management through contact with the patient's blood flow. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, Alsius' intravascular products cool and warm the patient from the inside out, more effectively managing body temperature and allowing caregivers easier access to administer patient care. For more information, visit www.alsius.com.

Safe Harbor

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking.  Such forward looking statements, based upon the current beliefs and expectations of Alsius’ management, are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The information set forth herein should be read in light of such risks. Additional information concerning such risks and uncertainties are contained in Alsius’ filings with the Securities and Exchange Commission, which can be accessed electronically on the Securities and Exchange Commission website at www.sec.gov.